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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of August 23, 1999, is among E-Loan, Inc., a Delaware corporation ("Purchaser"), Banc of America Auto Finance Corp., a Delaware corporation ("Bank of America"), Robert F. Ferber, a resident of the state of New York ("Ferber"), and the persons and entities named on the signature page hereof (the "Non-Bank Stockholders" and each a "Non-Bank Stockholder"; Bank of America, Ferber and the Non-Bank Stockholders are collectively referred to herein as the "Stockholders").

                                    RECITALS

        WHEREAS, Electronic Vehicle Remarketing, Inc., a Delaware corporation ("EVRI"), has issued and outstanding 679,820 shares of common stock, par value $.01 per share (the "Common Stock"), constituting all of the issued and outstanding capital stock of EVRI;

        WHEREAS, Bank of America is the owner and registered holder of 80.61% of the issued and outstanding Common Stock, and Ferber and the Non-Bank Stockholders are the owners and registered holders of 19.39% of the issued and outstanding Common Stock, each Stockholder being the holder of the number of shares of Common Stock set forth opposite its name on Schedule 1 attached hereto and made a part hereof;

        WHEREAS, Ferber is the founder of EVRI and has been the President of EVRI since its incorporation;

        WHEREAS, the Purchaser desires to acquire from the Stockholders, and the Stockholders desire to sell to the Purchaser, all of the issued and outstanding shares of Common Stock on the terms and conditions provided herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, Purchaser, and the Stockholders hereby agree as follows:

                               ARTICLE 1. EXCHANGE

        1.1    Exchange of Shares.

                (a) On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth herein, (i) the Stockholders shall transfer, assign and deliver to Purchaser all of the then issued and outstanding shares of capital stock of EVRI (the "EVRI shares"), and (ii) Purchaser shall issue to the Stockholders in



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                        exchange therefor (the "Exchange") an aggregate of
                        2,880,000 shares of the voting common stock, par value $.001 per share, of Purchaser (the "Purchaser Stock"). The number of shares of Purchaser Stock to be issued to each Stockholder will be determined by multiplying the aggregate number of shares of Purchaser Stock (the "Purchaser Shares") to be issued to the Stockholders as determined in accordance with the preceding sentence by a fraction, the numerator of which is the number of EVRI Shares held by such Stockholder and the denominator of which is the total number of EVRI Shares then outstanding (a Stockholder's "Pro Rata Interest").
                        Schedule 1.1 sets forth the number of shares of Purchaser Stock to be issued to each Stockholder in the Exchange, based on the current holdings of EVRI Shares by the respective Stockholders. In the event of any stock split, dividend paid in stock, recapitalization or reclassification with respect to Purchaser Stock prior to the Closing, the number of Purchaser Shares (and if appropriate the type of security) will be appropriately adjusted.

                (b) No fractions of Purchaser Stock will be issued in connection with Purchaser's issuance of Purchaser Shares in the Exchange. In lieu of the issuance of any such fractional share, Purchaser will pay to the Stockholder who would otherwise be entitled to receive such fractional share an amount in cash determined by multiplying (i) $23.26 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Stock to which such Stockholder would otherwise be entitled to receive pursuant to this Section 1.1.

        1.2 Dividends. The Stockholders shall be entitled to receive from EVRI any and all dividends declared upon the Common Stock (whether payable in cash, securities or other property, a "Common Stock Dividend"), provided that the record date for any such Common Stock Dividend is a date prior to the Closing Date, and provided further that any such Common Stock Dividend is specifically contemplated in Schedule 3.2(a) hereto.

        1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Exchange (the "Closing") shall take place (a) at the offices of Bank of America Corporation, 100 North Tryon Street, Charlotte, North Carolina, at 2:00 p.m. local time on the day that is no later than the third business day that is after the satisfaction or waiver of the conditions contained in Article 4 of this Agreement, or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". At the Closing, Purchaser shall deliver to each of the Stockholders, or the duly authorized agent of any Stockholder,



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share certificates representing shares of Purchaser Stock (bearing the legends prescribed in Schedule 1.3 attached hereto and made a part hereof) in the respective amounts to which each is entitled in accordance with Section 1.1, together with payment for any fractional share, against delivery to Purchaser of certificates for the EVRI Shares to be transferred in the Exchange, duly endorsed or accompanied by stock powers duly executed in blank, with signatures guaranteed by an entity whose guaranty is acceptable for the transfer of shares of Purchaser Stock. Each Stockholder shall provide to Purchaser in writing prior to the Closing Date such Stockholder's mailing address, taxpayer identification number and any other stockholder information normally required by the transfer agent and registrar of Purchaser Stock.

        1.4 Tax-Free Reorganization. The Parties intend that the Exchange be treated as a tax-free plan of reorganization under Section 368(a) of the Code, the Purchaser Stock issued in the Exchange be issued solely in exchange for the EVRI Shares, and no other transaction be an adjustment to the consideration paid for the EVRI Shares. The Parties intend that no consideration that could constitute "other property" within the meaning of Section 356(a) of the Code is being transferred by Purchaser for the EVRI Shares. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 1.4 unless otherwise required by a final and binding determination or resolution of a governmental body with appropriate jurisdiction, and each party agrees to promptly notify the other party of any assertion by a taxing authority of a position that is inconsistent with this
Section 1.4. No party represents or warrants that the Exchange and the other transactions contemplated herein and in the exhibits hereto will qualify as a reorganization under the Code.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholders as follows:

                (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (b) Subsidiaries. Schedule 2.1(b) sets forth for each subsidiary of Purchaser (i) its name and jurisdiction of incorporation, and (ii) the percentage of such Person's issued and outstanding shares of capital stock owned by Purchaser.

                (c) Power and Authorization. Purchaser has the legal right, power and authority to enter into and perform its obligations under this Agreement and the other agreements and documents required to be delivered by it hereunder. The



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                        execution, delivery and performance by Purchaser of this
                        Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This
                        Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

                (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Purchaser nor consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) any filings required under the HSR Act and, if so required, compliance with the applicable HSR Act waiting period, (B) any filings required under applicable securities laws and regulations, and (C) any approvals or filings required to be obtained or made by Bank of America and the other Stockholders, (iii) violate any constitution or material statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

                (e) Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the knowledge of Purchaser's management, threatened against Purchaser, or against any property, asset, interest or right of Purchaser, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

                (f) Purchaser Stock. The Purchaser Stock to be issued pursuant to the provisions of this Agreement will, upon such issuance, be duly authorized, legally and validly issued, and fully paid and nonassessable.



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                (g)     Purchase for Investment. Purchaser is not acquiring the
                        EVRI Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and Purchaser will not transfer or otherwise dispose of the Shares except in a transaction registered or exempt from registration under the Securities Act.

                (h) Financial Condition. The audited financial statements of Purchaser for the fiscal year ended December 31, 1998, and the unaudited financial statements of Purchaser for the quarters ended March 31, 1999, and June 30, 1999 (collectively, the "Purchaser Financial Statements") present fairly the financial position, results of operations and cash flows of Purchaser at the dates and for the fiscal periods then ended, in accordance with GAAP (except, with respect to the unaudited interim Purchaser Financial Statements, for the absence of footnotes thereto and subject to customary year end adjustments). Purchaser has delivered true and complete copies of the Purchaser Financial Statements to each of the Stockholders or any authorized agent of any Stockholder.

                (i) No Adverse Change. Since June 30, 1999, there has been no Material Adverse Change in the business, financial condition, results of operations, assets or liabilities of Purchaser.

                (j) No Brokers. Neither Purchaser nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Stockholder could become liable or obligated.

                (k) Other Matters. Purchaser has not taken and has not agreed to take any action, and has no knowledge of any fact or circumstances, that would materially impede or delay the consummation of the transactions contemplated hereby.

                (l) Disclosure. The representations and warranties of Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements




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                        contained in such representations and warranties not
                        misleading to the Stockholders.

        2.2 Representations and Warranties of Stockholders. Each Stockholder hereby severally (and not jointly with respect to the other Stockholders) represents and warrants to Purchaser as follows:

                (a) Ownership of Shares. As of the date of this Agreement and, as of the Closing Date, such Stockholder owns and shall own of record and beneficially the EVRI Shares set forth on Schedule 1 opposite such Stockholder's name and such EVRI Shares constitute all of the shares of Common Stock owned of record or beneficially by such Stockholder. Except as set forth in the Amended and Restated Stockholders' Agreement by and among Bank of America, Ferber and the Non-Bank Stockholders dated July 19, 1999, a copy of which has been delivered to Purchaser, (the "Stockholders' Agreement"), such Stockholder holds its EVRI Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock of EVRI (other than this Agreement and the Stockholders' Agreement). The Stockholders Agreement imposes no restriction on the transfer of EVRI Shares to Purchaser pursuant to this Agreement (or any such restriction has been validly waived) and no person shall have any rights whatsoever under the Stockholders Agreement with respect to such transfer or any future transfer by Purchaser of the EVRI Shares. Such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of EVRI. Such Stockholder will not sell or transfer any EVRI Shares prior to the earlier of the Closing or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained. Upon transfer and delivery by such Stockholder to Purchaser of the EVRI Shares owned by such Stockholder pursuant to this Agreement, Purchaser shall acquire ownership of such shares, free and clear of all adverse claims (other than any created by or through Purchaser).

                (b)     Organization and Good Standing of Certain Stockholders.
                        Schedule 2.2(b) shows the residence of each Stockholder,



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                        including the principal office of each Stockholder which
                        is not a natural person. Schedule 2.2(b) identifies each Stockholder which is not a natural person, provides a description of the legal nature of such Stockholder including the jurisdiction under whose laws it is organized, its authorized signatories, and (unless its shares or other equity interests are publicly traded in an established market) the names of any 10% or greater beneficial owner. The residence of each Stockholder, including those who are natural persons, is shown in
                        Schedule 2.2(b). If the Stockholder is a corporation, the Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                (c) Power and Authorization. Such Stockholder has full power and authority (including, if the Stockholder is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions. Except any filings required to be made by Bank of America or its Affiliates with the Board of Governors of the Federal Reserve System and Office of the Comptroller of the Currency or the Federal Trade Commission, the Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (d) No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution or material statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Stockholder is subject or, if such Stockholder is a corporation, any provision of its certificate of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject.



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                (e)     Legal Proceedings. There are no legal, administrative,
                        arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the knowledge of any Stockholder, threatened against any such Stockholder that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

                (f) Investment. The Stockholder (i) understands that the Purchaser Stock to be issued in the Exchange has not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Purchaser Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters and is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act, (iv) has received a copy of Purchaser's SEC Filings and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchaser Stock,
                        (v) understands that the Purchaser Shares cannot be sold or otherwise transferred unless registered pursuant to the Securities Act or an exemption from registration is available (such as Rule 144 promulgated under the Securities Act, which requires a one-year holding period and imposes certain other constraints), and is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Stock (notwithstanding any such Stockholder's ability to transfer or dispose of such shares of Purchaser Stock in one or more transactions that are exempt from or otherwise not in violation of the Securities Act and the rules and regulations thereunder), and (vi) understands that the certificates evidencing the Purchaser Stock may bear the legend(s) set forth on Schedule 1.3 attached hereto and made a part hereof.

                (g) No Brokers. Excluding fees to be paid to Morgan Stanley Dean Witter pursuant to the letter agreement which has been heretofore disclosed to Purchaser, none of the Stockholders has entered into any contract, arrangement or understanding with any person or firm which may result in any obligation of EVRI or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payment in



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                        connection with the negotiations leading to this
                        Agreement or consummation of the transactions contemplated by this Agreement except for any payment to be made by EVRI immediately preceding the Closing as specifically set forth in Schedule 2.2(g).

                (h) Other Matters. None of the Stockholders has taken or agreed to take any action, or has any knowledge of any fact or circumstances, that would materially impede or delay the consummation of the transactions contemplated hereby.

                (i) Disclosure. The representations and warranties of such Stockholder contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to Purchaser.

        2.3 Representations and Warranties Concerning EVRI. Bank of America hereby represents and warrants to Purchaser as follows:

                (a) Organization; Qualification; Good Standing; Corporate Power. EVRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. EVRI has the corporate power and authority to carry on its business as it is now conducted, to own, lease, and operate its properties.

                (b) Capitalization. The authorized capitalization of EVRI consists solely of three million (3,000,000) shares, consisting of (i) two million (2,000,000) shares of Common Stock, par value $.01 per share, and (ii) one million (1,000,000) shares of Preferred Stock, par value $.01 per share, of which no shares of Preferred Stock are issued and outstanding and an aggregate of 679,820 shares of Common Stock are issued and outstanding, all of which are owned by the Stockholders and which represent 100% of the issued and outstanding capital stock of EVRI. No stock is held in the treasury of EVRI. All of the EVRI Shares are validly issued, fully paid, and nonassessable. To the knowledge of the management of Bank of America and its Affiliates, including EVRI



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                        (collectively, the "Management"), none of the EVRI
                        Shares has been issued in violation of the securities or blue sky laws of the United States or any state or territory thereof. EVRI is not the owner, directly or indirectly, of any debt, equity, or other proprietary interest in any other corporation, joint venture, partnership, entity, association, or other business. There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Stockholders or EVRI (including any right of conversion or exchange under any outstanding security or other instrument) of any of the EVRI Shares or any other equity securities of EVRI (other than the Stockholders' Agreement). Upon consummation of the transactions contemplated hereby, Purchaser will acquire good and valid title to all of the EVRI Shares free and clear of all pledges security interests, liens, charges, encumbrances, equities, claims and options of whatever nature.

                (c) Government Approvals. No notice to, filing with, authorization of, exemption by, or order or consent or approval of, any public body, court, regulatory agency or other governmental authority is necessary for the consummation by EVRI of the transactions contemplated by this Agreement. EVRI has not received any notice from any federal, state, or other governmental agency indicating that, and the Management has no reason to believe that, such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby or that any such agency would impose conditions on any required consents or approvals which are materially adverse to Purchaser or EVRI or which would make the transactions contemplated hereby impracticable from the perspective of Purchaser to complete in the manner contemplated hereby and thereby.

                (d) No Violation, Consents. Except as set forth in Schedule 2.3(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will: (i) violate, conflict with, require any consent under, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance upon the EVRI Shares or any material lien, charge or encumbrance upon the properties or assets of EVRI pursuant to any indenture, mortgage, deed of trust, or




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                        other agreement or instrument to which EVRI is a party
                        or by which it or its properties or assets may be bound; or (ii) violate, require that any consent be obtained pursuant to, or require that any filing be made under, any statute, rule, regulation, judgment, decree or order (each a "Law") applicable to EVRI except for violations of Law (but not consents or filings) which, individually or in the aggregate, would not have a Material Adverse Effect.

                (e) Government Licenses, Certificates, Etc. EVRI, either directly or through its status as an Affiliate of Bank of America, holds all material licenses, certificates, permits, franchises, and rights from all appropriate federal, state, or other governmental authorities necessary for the conduct of its business and, to the knowledge of the Management, has conducted its business so as to comply in all material respects with all applicable federal, state, and local statutes, ordinances, regulations, or rules. Except as set forth in Schedule 2.3(e), to the knowledge of Management, no government permits, licenses, franchises or certificates will be required for EVRI to conduct its normal business for so long as Bank of America and its Affiliates perform the Services contemplated under the Transition Services Agreement attached as Exhibit 3.5 hereto, except for generic business permits and state qualifications to transact business as a foreign corporation. EVRI has not been charged with, and, to the knowledge of the Management, EVRI is not under governmental investigation with respect to any actual or alleged material violations of any statute, ordinance, regulation, or rule. EVRI is not the subject of any pending or, to the knowledge of the Management, threatened proceeding by any regulatory authority having jurisdiction over EVRI's business, properties, or operations.

                (f) Legal Proceedings. As of the date of this Agreement, there are no actions, suits, proceedings, or investigations of any nature pending or, to the knowledge of the Management, threatened against EVRI which could reasonably be expected to materially adversely affect the Stockholders' obligations hereunder or which challenge the validity or legality of the transactions contemplated by this Agreement or that might result in the imposition of a lien or encumbrance on the EVRI Shares or any asset or properties of EVRI or otherwise adversely affect the EVRI Shares or such assets or properties or have Material Adverse Affect.
                        Schedule 2.3(f) describes all litigation or other claims, actions and proceedings (including



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                        arbitration or mediation proceedings) which are pending
                        or, to the knowledge of the Management, threatened against EVRI, its assets or properties. EVRI is not subject to or in default with respect to, nor are any of its assets subject to, any outstanding judgment, order, or decree of any court or of any governmental agency or instrumentality which would have a Material Adverse Effect.

                (g) Financial Statements. The unaudited financial statements of EVRI for the fiscal years ended December 31, 1998, 1997 and 1996, and the unaudited balance sheet and income statement of EVRI for the four month period ended April 30, 1999 (collectively, the "EVRI Financial Statements") present the financial position and results of operations as reflected in the books and records of EVRI, with adjustments necessary to reflect the financial position and results of operations of EVRI's CarFinance.com division as a stand-alone going concern without the impact of the PriceAutoOutlet.com and DDonline.com divisions. Bank of America has delivered true and complete copies of the EVRI Financial Statements to Purchaser.

                (h) No Adverse Change. Since April 30, 1999, there has been no Material Adverse Change in the business, financial condition, results of operations, assets or liabilities of EVRI, or any material transaction not in the ordinary course of business, except as described in Schedule 2.3(h) hereto.

                (i)     Taxes. Except as set forth on Schedule 2.3(i) hereto:

                        (i) All Tax Returns required to be filed by or on behalf of EVRI have been timely filed, and all such Tax Returns filed are complete and accurate in all material respects.

                        (ii) There is no audit examination, deficiency or refund litigation or matter that has been raised by a taxing authority with respect to any previously filed Tax Returns of EVRI or any prior Tax payments or periods that could reasonably be expected to result in a determination the effect of which would have a Material Adverse Effect.

                        (iii) EVRI has not executed an extension or waiver of any statute of limitations on the assessment or collection




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                                of any Tax due that is currently in effect.

                        (iv) Adequate provision for any Taxes due or to become due for EVRI for any period or periods through and including June 30, 1999, has been made and is included in the EVRI Financial Statements. Deferred Taxes of EVRI reflected in the EVRI Financial Statements are adequate, subject in the case of interim financial statements to normal recurring year end adjustments.

                        (v) EVRI has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. EVRI is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

                        (vi) EVRI has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G, 162(m) or 404 of the Code.

                        (vii) There are no liens with respect to Taxes upon any of the assets of EVRI.

                        (viii) EVRI has not filed any consent under Section 341(f) of the Code concerning collapsible corporations.

                        (ix) EVRI does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                        (x) EVRI is (and will be at the Effective Time) a member of the consolidated group of which Bank of America is the common parent.

                        (xi) Bank of America has not made any election (i) to reattribute losses of EVRI under Treasury Regulation Section 1.1502-20(g) or (ii) to apportion any consolidated Section 382 limitation under Treasury

                                Regulation Section 1.1502-95T(c) (other than an apportionment to EVRI in accordance with the consolidated return regulations) or any similar provision.

                (j)     Benefit Plans.

                        (i) Schedule 2.3(j) sets forth the employee benefit plans and fringe benefits in which Employees participate immediately prior to the Closing Date (the "Bank of America Plans"). Bank of America has made, or at Purchaser's request will make, available to Purchaser summary descriptions of the Bank of America Plans. Except as set forth on Schedule 2.3(j), all Bank of America Plans are sponsored by EVRI's parent company, Bank of America Corporation, and Purchaser shall not assume sponsorship of, or liability under, any Bank of America Plan. For purposes of this Agreement, "employee benefit plans and other fringe benefits" includes, without limitation, pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges.

                        (ii) Each Bank of America Plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA Plan") is in substantial compliance, in form and operation, in all material respects with all applicable laws and has been administered in all material respects in accordance with its terms. To the knowledge of either Ferber or the management of Bank of America, no event has occurred and no condition exists with respect to any ERISA Plan which is likely to subject Purchaser, directly or indirectly (through an indemnification agreement or otherwise), to any material liability (including, without limitation, liability for taxes, breach of fiduciary duty, or for a "prohibited transaction" within the meaning of
                                Section 406 of ERISA or Section 4975 of the
                                Code). There is no action, suit, or claim (other than routine claims for benefits in the ordinary course) with respect to any ERISA Plan pending or threatened which is reasonably likely to have a Material Adverse Effect. Each ERISA Plan intended to be a qualified plan under Section

                                401(a) of the Code is so qualified and a favorable determination letter as to qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under
                                Section 501(a) of the Code. All contributions and premium payments required to have been made or accrued under or with respect to any ERISA Plan have been timely made or accrued.

                (k) Employees. Set forth in Schedule 2.3(k) hereto is a list of all persons employed by Bank of America or its Affiliates to support EVRI as of the date of this Agreement (the "Employees"). Also set forth on such
                        Schedule is a listing of all written (and any known oral) employment, severance, non-competition, and similar agreements between EVRI and the Employees, copies of which have been provided to Purchaser. EVRI has previously provided Purchaser with details regarding the amount of base salary currently being paid to each Employee on an annualized basis, as well as the amount and terms of any applicable bonus or other incentive compensation arrangements. As of the Closing Date, there will be no persons employed by EVRI.

                (l) Properties. Schedule 2.3(l) identifies all real property owned or leased by EVRI. Except as set forth in said
                        Schedule 2.3(l), EVRI has good and marketable title to, or a valid leasehold interest in, all of its real and personal property, including those properties reflected on the balance sheet included in the Financial Statements, free, clear, and discharged of, and from, any and all liens, charges, encumbrances, security interests, and/or equities of any conceivable kind or character whatsoever, except easements and restrictions which do not materially adversely affect the use of the property or materially detract from the value of any individual property and except for liens for current taxes not yet due and payable or which may be paid without interest or penalty subsequent to the date of this Agreement, and except those since sold or otherwise disposed of in the ordinary course of business.

                (m) Intellectual Property. Schedule 2.3(m)(i) lists each registration which has been issued to EVRI with respect to any of its Intellectual Property, lists each pending application for registration which EVRI has made with respect to any of its Intellectual Property, lists each license, agreement, or other permission which EVRI has granted to any third party with respect to any of its Intellectual Property ("Out-Licensed Intellectual Property") and lists each license, agreement or other permission which any third party (including Bank of America or its affiliates) have granted to EVRI with respect to Intellectual Property ("In-Licensed Intellectual Property). Schedule 2.3(m)(ii) lists any proceedings before any court, arbitrator or government agency related to any of EVRI's Intellectual Property. To the Management's knowledge, all fees required to be paid and all documents required to be filed by EVRI to date in each pending registration of EVRI Intellectual Property have been paid and filed. The licenses, agreements and permissions listed in
                        Schedule 2.3(m)(i) are in full force and effect and will not be breached by, nor will the other parties thereto acquire any termination or other rights thereunder as a result of, the execution or consummation of this Agreement. Except as set forth on Schedule 2.3(m)(iii), to the knowledge of the Management, EVRI owns or is licensed to use all Intellectual Property necessary to the present conduct of its business. Neither EVRI nor Bank of America has received any claim or notice from any person that the operation of EVRI's business infringes the Intellectual Property of any person or constitutes unfair competition or trade practices, or that any Intellectual Property of EVRI has been misappropriated by employees of EVRI, and the Stockholders have no knowledge of any basis for any such claim or notice. Except as set forth on Schedule 2.3(m)(iv), EVRI owns or has exclusive rights to all Intellectual Property used by EVRI that was developed by employees of EVRI or consultants hired for this purpose by EVRI. To the knowledge of the Management, no person is infringing any material Intellectual Property of EVRI.

                (n) Software. Schedule 2.3(n)(i) is a complete schedule of all software used by EVRI in connection with the operation of its business (the "Software") and all software used by Bank of America or its Affiliates in connection with the processing of loans originated through EVRI. Other than as disclosed on
                        Schedule 2.3(n)(ii), the Stockholders are not aware of any material known errors, malfunctions and/or defects in the Software. The Software and all portions thereof have been licensed for use by third parties only in accordance with the terms and conditions of the software license agreements referenced on Schedule 2.3(n)(iii).

                (o) Orders, Injunctions, Decrees, Etc. Schedule 2.3(o) lists all orders, injunctions or decrees of any governmental body or court naming EVRI or to which EVRI is a party. EVRI is not subject to any order, injunction or decree of any governmental body or court, and is not in violation of any order, injunction, or decree, or any other governmental body or court, which would have a Material Adverse Effect or a material adverse effect on the ability of the Stockholders to consummate the transactions contemplated by this Agreement.

                (p) No Default or Violation. EVRI is not, and has not received any notice, and the Management has no knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which EVRI is a party or by which EVRI or the assets, business or operations thereof may be bound or affected or under which it or its assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect.

                (q) Labor. EVRI is not a party to any collective bargaining or other similar labor agreement. Except as disclosed on
                        Schedule 2.3(q) EVRI is not a party to or liable under any employment agreements with any of the Employees or severance arrangements including those which provide for payment of consideration based upon change of control or termination of employment in connection with a change of control of EVRI.

                (r) Intercompany Agreements. Schedule 2.3(r) includes a complete and accurate list of all material intercompany agreements, indebtedness or other arrangements (other than employee Plans and Tax Sharing Arrangements as defined in Section 5.4(a)(iv) below) between EVRI, on the one hand, and Bank of America and its other Affiliates, on the other hand.

                (s) Insurance. EVRI is presently insured and has been insured at all times in the past for reasonable amounts against such risks as companies engaged in similar business to those engaged in by EVRI would, in accordance with good business practice, customarily be insured.

                (t) No Undisclosed Liabilities. At the Closing, EVRI will not have any liability, whether absolute or contingent, matured or unmatured, except as set forth in Schedule 2.3(t).

                (u) Contracts. Except as set forth in Schedule 2.3(u)(i) or any other Schedule to this Agreement, EVRI is not a party to or bound by any contract, agreement or arrangement of any kind whatever that:

                        (i) involves the payment by or to EVRI of $50,000 or more in any single fiscal year; or

                        (ii) is material to EVRI's current or currently proposed business or to its financial condition at the Closing.

                        Except as set forth in Schedule 2.3(u)(ii), all material contracts with Internet partners are cancelable by EVRI without penalty or expense within 90 days of written notice by EVRI.

                        Every contract identified in any schedule to the Agreement is, unless otherwise identified in such Schedule, in full force and effect as written, and the parties thereto are performing thereunder in accordance with the written terms thereof.

                        The material terms of the Internet partner contracts as set forth in the table in Schedule 2.3(u)(iii) are accurate.

                (v) Interested Party Transactions. Schedule 2.3(v) lists all material transactions between EVRI and any of its Affiliates or officers since January 1, 1998, and all agreements between them that will survive the Closing.

                (w) Y2K Compliance. At the time of the Closing, all of EVRI's computer functions will record, store, process and calculate and present calendar dates on or after December 31, 1999 and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as dates before December 31, 1999. All of EVRI's Intellectual Property will operate without material error caused by date data that represents or references different centuries. To Management's knowledge, EVRI's business is not expected to be materially adversely affected by the advent of the year

                        2000 or the transition to the twenty-first century or to incur material expenses in this regard.

                (x) No Brokers. Excluding any payments to be made by EVRI to PriceWaterhouseCoopers and Morgan Stanley Dean Witter immediately preceding the Closing as specifically set forth in Schedule 2.2(g), EVRI has not entered into any contract, arrangement or understanding with any person or firm which may result in any obligation of EVRI or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payment in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated by this Agreement. The Morgan Stanley engagement letter agreement has been heretofore disclosed to Purchaser.

                (y) Disclosure. The representations and warranties of Bank of America contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to Purchaser.

                (z) Advice of Changes. Between the date hereof and the Closing Date, Bank of America shall promptly advise Purchaser in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue.

          ARTICLE 3. OBLIGATIONS OF PARTIES PRIOR TO AND AFTER CLOSING

        3.1 Conduct Prior to Closing. Each of Ferber and Bank of America hereby covenants and agrees with Purchaser, that, prior to the Closing, unless the prior written consent of Purchaser shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, EVRI shall operate its business only in the usual, regular and ordinary course and in accordance with its prior practices, and shall use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and business and customer relations necessary to run its business as currently run.

        3.2 Forbearances. From the date hereof until the Closing, each of Ferber and Bank of America covenants and agrees to ensure that EVRI does not (other than as contemplated in this Agreement) do any of the following without the prior written consent of Purchaser acting in good faith:

                (a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock, except as set forth in
                        Schedule 3.2(a);

                (b) issue, sell or deliver or enter into any agreement to issue, sell or deliver any shares of its capital stock or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such shares, or any securities convertible into or exchangeable for any such shares, or effect any stock split, or otherwise change, combine or reclassify its authorized capitalization;

                (c) incur any indebtedness or issue or sell any debt securities or prepay any debt;

                (d) mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease; or license or dispose of any material assets, except in the ordinary course of business consistent with its prior practice;

                (e) forgive or cancel any debts or claims, or waive any rights, except for fair value;

                (f) modify or extend the current term of any material agreement, or waive any material rights thereunder;

                (g) except as set forth on Schedule 3.2(g), pay any bonus to any Employee, or grant to any Employee any increase in compensation except in the ordinary course of business consistent with its prior practice, or enter into any employment, severance, termination or similar agreement with any employee;

                (h) amend its Certificate of Incorporation or Bylaws or any other organizational documents;

                (i) make any material changes in policies or practices relating to business practices or other terms accounting therefor or in policies of employment;

                (j) enter into any type of business not conducted by EVRI as of the date of this Agreement or create or organize any subsidiary of EVRI or enter into or participate in any joint venture or partnership;

                (k) except as otherwise expressly contemplated by this Agreement, enter into any agreement or transactions with Ferber, Bank of America or their respective Affiliates or make any amendment or modification to any such agreement; or

                (l) make or change any election in respect of Taxes or settle any claim related to Taxes;

                (m) enter into any contract, commitment or arrangement to do any of the foregoing.

        3.3 Notices and Consents. Each of the Parties will (and Bank of America will cause EVRI to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1(c) and 2.3(d) above. Without limiting the generality of the foregoing, each of the Parties will file or cause to be filed any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use his or its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make or cause to be made any further filings pursuant thereto that may be necessary in connection therewith.

        3.4 Full Access.

                (a) During the period from the date of this Agreement to the Closing, Bank of America shall, upon reasonable notice, cause EVRI to afford to Purchaser and its representatives (including, without limitation, officers and employees of Purchaser and counsel, accountants and other professionals retained by Purchaser), such access during normal business hours to its books, records, properties and such other information as Purchaser may reasonably request for the purpose of conducting any review or investigation reasonably related to the transactions contemplated hereby, provided that such access shall not interfere with the normal business operations of EVRI. Notwithstanding any investigation by Purchaser before or after the date of this Agreement or any knowledge gained therefrom, Purchaser shall be entitled to rely fully on the representations and warranties contained in Sections 2.2 and 2.3.

                (b) Purchaser agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement dated June 29, 1999, between Purchaser and the other parties thereto (the "Confidentiality Agreement"), which agreement shall remain in effect in accordance with its terms.

        3.5 Transition Services Agreement. In connection with the execution of this Agreement, Bank of America, EVRI and Purchaser will execute and deliver the Transition Services Agreement attached hereto as Exhibit 3.5.

        3.6 Ongoing Strategic Relationship. Bank of America, EVRI and Purchaser will execute and deliver the Strategic Alliance Agreement attached hereto as
Exhibit 3.6.

        3.7 Assignment of License Rights. At the Closing, Bank of America will assign or cause to assign or cause its Affiliates to assign to Purchaser the Digex Server Contract and the Informix License Agreement referred to on Schedule 2.3(m)(i). With regard to the in-licensed intellectual property rights listed in
Schedule 2.3(m)(i) and not specifically referred to in the preceding sentence, Bank of America agrees to use its best efforts to assign or cause its Affiliates to assign to Purchaser such additional in-licensed intellectual property rights.

        3.8 Registration Rights. At the Closing, Purchaser and the Stockholders will execute and deliver the Registration Rights Agreement attached hereto as
Exhibit 3.8.

        3.9 Audit of EVRI Financial Statements. Prior to the Closing Date, Bank of America shall cause EVRI to have the independent accounting firm that audits the financial statements of Bank of America and its Affiliates perform an audit, in accordance with generally accepted auditing practices, of the balance sheet of EVRI as of December 31, 1998 and December 31, 1997 and the related statements of income, changes in shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1998, making such adjustments as are necessary to reflect the financial position and results of operations of EVRI's CarFinance.com division as a stand-alone going concern without the impact of the PriceAutoOutlet.com and DDonline.com divisions, and shall deliver such financial statements, including the unqualified report of the independent auditors with respect thereto, to Purchaser at least five business days before the Closing Date.

        3.10 Discharge of EVRI Liabilities, Minimum Required Assets at Closing. Bank of America shall take all required actions to cause EVRI at the Closing to have no liabilities (fixed or contingent) other than miscellaneous accrued liabilities to third party (non-Affiliate) vendors in an amount not to exceed $300,000 as reflected on the Projected Closing Balance Sheet set forth on
Schedule 2.3(t) and to have cash assets of $3.0 million, and to deliver to Purchaser at the Closing an auditable balance sheet showing, at the Closing Date, the assets of EVRI, the $3.0 million minimum cash, and no liabilities other than those provided for on Schedule 2.3(t). Such action shall include, if necessary, a capital contribution to EVRI or assumption of EVRI liabilities by Bank of America. In addition, Bank of America shall at the closing deliver to Purchaser an unconditional release of all undischarged liabilities and obligations of EVRI to Bank of America and its Affiliates incurred on or before the Closing Date, in form satisfactory to Purchaser.

        3.11   Covenant Not to Compete.

                (a) Bank of America hereby covenants with and for the benefit of Purchaser that, subject to the exceptions set forth in Section 3.11(b) and Section 3.11(c) below, during the twelve (12) month period immediately following the Closing (the "Non-Compete Period"), none of Bank of America or any of its subsidiaries or Affiliates shall (i) launch an Internet site that engages in the Online Auto Finance Business (as defined in Section 6.12) and utilizes a brand name other than the Bank of America, N.A. brand name in existence as of the date hereof, or (ii) launch an Internet site that offers automobile loans originated or funded by institutions other than Bank of America, N.A. or its Affiliates; provided, however, that the restrictions set forth in this Section 3.11(a) shall not apply to Internet connections between Bank of America, N.A. and its

                        Affiliates, on the one hand, and unaffiliated automobile dealers, on the other hand.

                (b) Notwithstanding anything to the contrary in Section 3.11(a) above, following the last day of the six-month period immediately following the Closing, Bank of America and its Affiliates may launch an Internet site that offers automobile loans originated or funded by unaffiliated sub-prime lenders; provided, however, that, during the remainder of the Non-Compete Period, Bank of America and its Affiliates agree that the only sub-prime lenders included in the site shall be those with which Purchaser has established relationships (the "Purchaser Sub-Prime Lenders") so long as the terms offered by such Purchaser Sub-Prime Lenders are competitive with the prevailing market rates and terms.

                (c) Notwithstanding anything to the contrary in Section 3.11(a) above, during the Non-Compete Period, Bank of America and its Affiliates may acquire any firm, corporation, partnership or other entity (an "Acquired Business") which prior to such acquisition engaged in the Online Auto Finance Business, and Purchaser hereby consents that any such Acquired Business shall be permitted to continue its Online Auto Finance Business activities from and after such acquisition, so long as the Online Auto Finance Business activities of the Acquired Business does not constitute more than 10% of the gross revenues of such Acquired Business in such entity's most recently completed fiscal year (or if gross revenues are below $100 million, such activities are reasonably anticipated to constitute more than 10% of gross revenues within three years).

                (d)     In addition, notwithstanding anything to the contrary in
                        Section 3.11(a) above, during the Non-Compete Period, Bank of America and its Affiliates may invest in any firm, corporation, partnership or other entity (a "Third Party Investment Entity") which prior to such investment engaged, or subsequently engages, in the Online Auto Finance Business, but if such activities constitute more than 10% of the gross revenues (or if gross revenues are below $100 million, such activities are reasonably anticipated to constitute more than 10% of gross revenues within three years), Bank of America's and its Affiliates' aggregate ownership interest in such Third Party Investment Entity shall represent no more than 5% of the total outstanding equity of such Third Party Investment Entity and they shall not influence or participate in the management of such Third Party Investment Entity; provided, however, that the limitations set forth in this Section 3.11(c) shall not apply to any Affiliates that are venture capital partnerships managed by Bank of America Corporation or similar venture capital entities managed by Bank of America Corporation or its Affiliates, so long as neither Bank of America nor any Affiliate enters into a strategic alliance or similar strategic relationship with any such Third Party Investment Entity during the Non-Compete Period.

        3.12 Good Faith Efforts to Satisfy Conditions. Each of the Parties will use its good faith efforts to cause each of the conditions to closing in Article 4 that is within its reasonable control to be satisfied as soon as reasonably practical and in any event before the date specified in Section 6.6(a)(iv).

                         ARTICLE 4. CONDITIONS PRECEDENT

        4.1 Certain Conditions Precedent to Purchaser's Obligations. The obligations of Purchaser to enter into and consummate the transactions contemplated hereby are subject to the fulfillment (or waiver in writing by Purchaser in its sole discretion) on or prior to the Closing Date of the conditions that:

                (a) the representations and warranties of the Stockholders contained in this Agreement, including the representations and warranties of Bank of America and Ferber set forth in Section 2.3 above, shall be true and correct on and as of the date hereof and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                (b) the Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stockholders on or prior to the Closing Date;

                (c) any waiting period applicable to the Exchange under the HSR Act or under such other applicable Laws, including any waiting periods imposed by the Office of the Comptroller of the Currency, if any, shall have expired or been terminated;

                (d) Purchaser shall have reached an agreement with Ferber reasonably satisfactory to Purchaser, regarding the terms of his continued employment by EVRI;

                (e) there shall not have occurred any Material Adverse Change in respect to EVRI;

                (f) Purchaser shall have received a written legal opinion from counsel to Bank of America reasonably acceptable to Purchaser with regard to matters customarily covered by such legal opinions in transactions of this nature;

                (g) Bank of America shall have delivered to Purchaser a release of all its remaining rights under the Stockholders' Agreement;

                (h) any required third party consents shall have been received and delivered to Purchaser; and

                (i) an Executive Vice President of Bank of America shall have delivered to Purchaser a certificate to the effect that, to his knowledge, the conditions in paragraphs (a) and (b) have been satisfied.

        4.2 Certain Conditions Precedent the Stockholders Obligations. The obligations of the Stockholders to enter into and complete the transactions contemplated hereby are further subject to the fulfillment (or waiver in writing by the Stockholders in their sole discretion) on or prior to the Closing Date of the conditions that:

                (a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the date hereof and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and

                (b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

                (c) any waiting period applicable to the Exchange under the HSR Act or under such other applicable Laws, including any waiting periods imposed by the Office of the Comptroller of the Currency, if any, shall have expired or been terminated;

                (d) there shall not have occurred any Material Adverse Change in respect to Purchaser;

                (e) Stockholders shall have received a written legal opinion from counsel to Purchaser reasonably acceptable to Stockholders with regard to matters customarily covered by such legal opinions in transactions of this nature;

                (f) The President or any Executive Vice President of Purchaser shall have delivered to Stockholders a certificate to the effect that, to his knowledge, the conditions in paragraphs (a) and (b) have been satisfied.

                              ARTICLE 5. INDEMNITY

        5.1 Indemnity.

        (a) Each Stockholder shall indemnify each of the Purchaser Indemnified Parties from and against any and all Losses incurred by or asserted against any such Purchaser Indemnified Party in connection with or arising from (i) any breach by such Stockholder of any of his, her or its representations and warranties in Section 2.2 of this Agreement, and (ii) any failure by such Stockholder to comply with any covenant or agreement of such Stockholder contained in this Agreement. No Stockholder shall be liable to indemnify for a Loss arising from a breach of another Stockholder's representation or warranty in Section 2.2 or from a failure by another Stockholder to comply with a covenant or agreement, except that Ferber agrees to indemnify for any Loss arising from any such breach or failure by Titan Ltd.

        (b) Bank of America shall indemnify each of the Purchaser Indemnified Parties from and against any and all Losses incurred by or asserted against any such Purchased Indemnified Party in connection with or arising from (i) any breach of any of the representations and warranties in Section 2.3 of this agreement, and (ii) any third party claim relating to the operation of EVRI's business prior to the Closing. The Purchaser Indemnified Parties shall not, however, be entitled to indemnification under this Section 5.1(b) unless the aggregate amount of their Losses hereunder exceeds $200,000, and the maximum aggregate liability of Bank of America to the Purchaser Indemnified Parties under this Section 5.1(b) shall be $10,000,000; provided however that the following Losses shall be fully indemnifiable and not subject to the $200,000 exclusion or $10,000,000 limitation: (i) Losses arising from any breach of a representation and warranty in Section 2.3(b), and (ii) Losses arising from any fraudulent misrepresentation.

        (c) In no event shall the aggregate liability of any Stockholder to the Purchaser Indemnified Parties exceed the product of $67 million multiplied by such Stockholder's Pro Rata Interest.

        (d) From and after the Closing Date, Purchaser shall indemnify and hold harmless the Stockholders, and their respective directors, officers, employees and agents, and each of the heirs, executors, successors, and assigns of any of the foregoing (the "Stockholder Indemnified Parties") from and against any and all Losses (as defined below) incurred by or asserted against any of such parties in connection with or arising out of (i) any breach by Purchaser of any representation or warranty, (ii) any failure by Purchaser to comply with any covenant or agreement set forth herein or (iii) any third party claim relating to the operation of EVRI's business from and after the Closing; provided, however, that the Stockholder Indemnified Parties shall be entitled to indemnification under this Section 5.1 only if their aggregate amount of Losses hereunder exceeds $200,000; and provided further, however, that in no event shall Purchaser's aggregate liability hereunder exceed $10,000,000. The $200,000 exemption and the aggregate liability limitation set forth in the preceding sentence shall not apply to losses arising from (I) any fraudulent misrepresentation, or (II) any breach of the representation in Section 2.1(e); provided, however, that, notwithstanding anything to the contrary in this sentence, Purchaser's aggregate liability under this Article 5 shall in no event exceed $67 million. Any amounts paid by Purchaser to one or more of the Stockholders pursuant to this Article 5 shall be payable in shares of Purchaser Stock.

        (e) "Losses" means any and all losses, liabilities, claims, damages, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), any diminution in the value of any asset of EVRI, and any reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses incurred in defending any lawsuit or other action). "Purchaser Indemnified Parties" means the Purchaser and each of its directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.

        5.2 Claims.

                (a) The party being indemnified hereunder (the "Indemnified Party") shall give written notice to the party against whom a claim for indemnification is asserted hereunder (the "Indemnifying Party") within the earlier of twenty
                        (20) days of receipt of written notice or forty (40) days from discovery by the Indemnified Party of any matters recognized by the Indemnified Party as providing a basis for a claim for indemnification or reimbursement under this Agreement (a "Claim"). The failure to give such notice shall not affect the right of the Indemnified Party to indemnity hereunder unless such failure has materially and adversely affected the rights of the Indemnifying Party.

                (b) In the event an action brought by a third party (a "Third-Party Claim") shall be brought or asserted in respect of which indemnity may be sought by an Indemnified Party under this Section 5.2, the Indemnified Party shall notify the Indemnifying Party in writing thereof within such period of time as to not prejudice the defense thereof, but in any case within twenty (20) days thereof. Subject to this Section 5.2, the Indemnifying Party shall have the opportunity to defend and/or (subject to the provisions of Section 5.2(e) below) settle such Third-Party Claim, and employ counsel reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall pay all expenses related thereto, including without limitation all fees and expenses of counsel. After receipt of such notice, the Indemnifying Party shall notify the Indemnified Party within twenty (20) days (or such shorter period if necessary so as not to prejudice the defense thereof) in writing whether it will assume the defense thereof.

                (c) Upon receipt of notice by the Indemnified Party from the Indemnifying Party of its election to assume the defense of such an action and approval of the Indemnified Party of counsel to the Indemnifying Party, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party unless
                        (i) the Indemnifying Party agrees in writing to pay such fees and expenses, (ii) the Indemnifying Party fails either to assume the defense of such action or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) the Indemnified Party shall have been advised of counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or that there shall exist some other legal conflict between the interests of the Indemnifying Party and the Indemnified Party.

                (d) If the Indemnifying Party shall not elect to assume the defense of any Third-Party Claim, or if any of the events specified in clauses (i) through (iii) in the preceding subsection (c) occurs, the Indemnified Party shall have the right to maintain the defense of and to settle such Third-Party Claim, with counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnifying Party shall retain the right to assume the defense of such Third-Party Claim pursuant to paragraph (c) above, provided that such assumption does not prejudice the defense of such Third-Party Claim.

                (e) In the event that an offer to settle a Third-Party Claim is received, each of the Indemnified Party and the Indemnifying Party shall notify the other thereof, in writing, and shall consult with one another in considering such offer. Such offer shall be accepted if the Indemnifying Party so directs in writing unless either (A) the Indemnified Party shall agree in writing that any liability arising out of such Third-Party Claim shall not be a Loss covered hereunder, in which case the Indemnified Party shall have full right to maintain the defense thereof, or (B) the failure to accept such settlement offer is based on the Indemnified Party's not receiving a full and unconditional release of liability without incurring any payment obligation or other material detriment or its reasonable objection to a sanction, restriction, fine, or other penalty that would be imposed on it or its affiliates under the settlement.

                (f) Notwithstanding anything herein, and whichever party shall have the right to maintain the defense of a Third-Party Claim, each of the Indemnifying Party and the Indemnified Party shall consult with the other with respect thereto, provide each other with such assistance as the other may reasonably require in order to promptly and adequately defend such action, and have the right to participate at its own expense in the defense thereof, with counsel reasonably satisfactory to the other.

        5.3 Survival. The representations and warranties set forth in Sections 2.1, 2.2 and 2.3 and the covenants and agreements of each party set forth herein shall survive the Closing for a period of one (1) year, except that the covenants set forth in Section 5.4 shall survive until the lapse of the applicable statute of limitations with respect thereto. Except for the covenants in Section 5.4, none of the parties hereto shall have any liability (for indemnification or otherwise) with respect to any such representation, warranty, covenant or agreement, unless on or before the first anniversary of the Closing Date the other party shall notify such party of a claim specifying the factual basis of that claim in reasonable detail. None of the representations or warranties contained in Section 2.3 shall survive the Closing or termination of this Agreement.

        5.4 Tax Matters.

                (a) Liability for Taxes.

                        (i) Notwithstanding any other provision of this Agreement, Bank of America shall be liable for (A) all Taxes imposed on EVRI for any taxable year or period that ends on or before the Closing Date, (B) all taxes for which EVRI may otherwise be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state or foreign law) for any taxable period that ends on or before the Closing Date and (C) with respect to any period beginning before and ending after the Closing Date (a "Straddle Period"), the Taxes attributable to that portion of such Straddle Period ending on and including the Closing Date;

                        (ii) Notwithstanding any other provision of this Agreement, Purchaser shall be liable for all Taxes imposed on EVRI or for which EVRI may otherwise be liable, for any taxable year or period that begins after the Closing Date and (B) with respect to any Straddle Period, the Taxes attributable to that portion of such Straddle Period beginning after the Closing Date.

                        (iii) For purposes of paragraphs (a)(i) and (a)(ii) of this Section 5.4, whenever it is necessary to determine the liability for Taxes of EVRI for a portion of any Straddle Period, the determination of the Taxes of EVRI for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of EVRI for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of EVRI were closed at the close of the Closing Date; provided, however, that (I) Taxes imposed on EVRI as a result of transactions (other than transactions in the ordinary course of business) occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

                        (iv) On or prior to the Closing Date, all Tax Sharing Arrangements (other than this Agreement between EVRI, on one hand, and Bank of America or any member of Bank of America's Tax Group, on the other hand, shall terminate and EVRI shall not have any further rights or obligations thereunder. For purposes of this paragraph, (A) a "Tax Sharing Arrangement" shall mean any agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a group of corporations which constitutes a fiscal unity or which files a consolidated, combined or unitary Tax Return which includes EVRI, and (B) Bank of America's Tax Group shall mean any group of corporations which includes EVRI and which files a consolidated, combined or unitary Tax Return.

                (b) Tax Returns. Bank of America shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to EVRI for taxable years or periods ending on or before the Closing Date (including any consolidated, combined or unitary Tax Returns of which EVRI is a member) and shall remit any Taxes due in respect of such Tax Returns, and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to EVRI for taxable years or periods ending after the Closing Date other than the Tax Returns required to be filed by Bank of America as provided above, and shall remit any Taxes due in respect of such Tax Returns. Any Tax Returns required to be filed by Purchaser pursuant to this Section 5.4(b) relating in whole or in part to Taxes for which Bank of America is liable pursuant to paragraph (a) of this Section 5.4 shall be submitted to Bank of America for Bank of America's approval (which approval shall not be unreasonably withheld) prior to Purchaser filing such Tax Returns. Bank of America or Purchaser shall reimburse the other party for the Taxes for which Bank of America or Purchasers are liable pursuant to paragraph (a) of this
Section 5.4 but which are payable with Tax Returns to be filed by the other party pursuant to the second preceding sentence upon the written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed by Bank of America or Purchaser, as the case may be, but in no event earlier than 10 days prior to the due date for the payment of such Taxes.

                (c) Contest Provisions.

                        (i) Purchaser shall promptly notify Bank of America in writing upon receipt by Purchaser or EVRI of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which Bank of America is liable pursuant to paragraph (a) of this Section 5.4 provided that failure to comply with this provision shall not affect Purchaser's right to indemnification hereunder except to the extent such failure impairs Bank of America's ability to contest any such Tax liabilities.

                        (ii) Bank of America shall have the right to represent EVRI's interests in any Tax audit or administrative or court proceeding relating to any Tax liability for which Bank of America is liable pursuant to paragraph
(a) of this Section 5.4 and to conduct such audits at a location designated by Sellers; provided, however, that Purchaser shall have the right to take part in any such proceeding to the extent that the outcome of such proceeding may reasonably be considered to have an adverse impact on Purchaser or EVRI. Purchaser and Bank of America each agree not to agree to settle any Tax claim which may be the subject of indemnification by the other party or which would otherwise result in additional tax liability to the other party pursuant to
Section 5.4 without the prior written consent of the other party (which consent shall not be unreasonably withheld).

i               (d) Assistance and Cooperation. After the Closing Date, each of
Bank of America and Purchaser shall (and cause their respective Affiliates to):

                        (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 5.4;

                        (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of EVRI;

                        (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of EVRI, including all pertinent records for conduct of any tax audit including, but not limited to, copies of all EVRI's tax returns, copies of financial records and customers' invoices supporting such tax returns, and copies of all sales and use tax exemption certificates obtained from customers;

                        (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of EVRI for taxable periods for which the other may have a liability under this Section 5.4; and

                        (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this
Section 5.4.

                            ARTICLE 6. MISCELLANEOUS

        6.1 Further Action. The parties hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated hereby, in any case at the expense of the requesting party.

        6.2 Parties in Interest; Assignment. Other than assignments by and among Bank of America and any of its wholly owned Affiliates, none of the parties to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In the event, at the request of any Stockholder, Purchaser consents to a transfer of EVRI Shares by such Stockholder, the transferee shall be made a party to this Agreement by execution and delivery to Purchaser of a counterpart hereof, in which case the transferee shall be treated as an original signatory and a "Stockholder" for all purposes hereunder.

        6.3 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding between the parties hereto with respect to its specific subject matter. This Agreement may be amended only by written instrument duly executed by the parties hereto. No party may waive any term, provision, covenant or restriction of this Agreement except by a duly signed writing referring to the specific provision to be waived.

        6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or transmitted by telex, fax or telegram, to the respective parties as follows:

If to the Stockholders:      c/o Robert F. Ferber
                             122 Roxbury Road
                             Garden City, New York 11530

                             Bank of America Corporation
                             100 North Tryon Street
                             Charlotte, North Carolina 28255
                             Attention: Attention:  Frank L. Gentry,
                             Executive Vice President
                             Fax:  (704) 386-6416

With copy to:                Bank of America Corporation
                             100 North Tryon Street
                             Charlotte, North Carolina 28255
                             Attention: Office of the General Counsel
                             Fax: (704) 370-3515

If to Purchaser:             E-Loan, Inc.
                             5875 Arnold Road
                             Dublin, California 94568
                             Attention:  Doug Galen
                             Fax:  (925) 556-2914

With copy to:                Wilson Sonsini Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, California 94304
                             Attention:  Robert B. Jack
                             Fax: (650) 493-6811
or to such other address as any party may have furnished to the others in writing.

        6.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

        6.6 Termination.

                (a) This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

                        (i) by mutual consent of Purchaser and the Stockholders;

                        (ii) by the Stockholders, if Purchaser has failed to
                perform in any material respect any of its respective obligations required to be performed by it under this Agreement unless failure to so perform has been caused by or results from a breach of this Agreement by the Stockholders or Ferber;

                        (iii) by Purchaser, if any of the Stockholders shall
                have failed to perform in any material respect any of the obligations required to be performed by it under this Agreement unless failure to so perform has been caused by or results from a breach of this Agreement by Purchaser; or

                        (iv) by Purchaser or the Stockholders, if the Closing
                does not occur on or prior to 120 days after the date of this Agreement.

                (b) A party terminating this Agreement pursuant to Section 6.6 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is by Purchaser pursuant to Section 6.6(a)(iii) or if such termination is by the Stockholders pursuant to
        Section 6.6(a)(ii), nothing herein shall affect the non-breaching party's or parties' right to damages on account of such other party's or parties' breach.

        6.7 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. The article and section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        6.8 Expenses. Each of the parties hereto shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of the breach hereof by any other party hereto. All fees due to be paid to Morgan Stanley Dean Witter pursuant to the letter agreement with Morgan Stanley Dean Witter referenced in Section 2.2(g) above shall be paid by EVRI, Bank of America and the other parties signatory thereto. The provisions of this Section 6.8 shall survive any termination of this Agreement pursuant to Section 6.6.

        6.9 Press Releases and Public Announcements. Purchaser and Bank of America have agreed to text of a press release to be made promptly after the execution of this Agreement. No Party shall issue any further press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of Purchaser and Bank of America; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

        6.10 Mediation. The parties hereto encourage the prompt and equitable settlement of all controversies or claims (a "Dispute") between or among the parties and their affiliates including but not limited to those arising out of or relating to this Agreement or the transactions contemplated hereby. At any time, either party can give the other written notice that it desires to settle a Dispute. Within 10 days of delivery of such notice, the parties agree to cause their officers having authority to resolve such differences to meet for two out of four continuous days (the "Negotiation Period), the parties agree to submit their Dispute to a mediator to work with them to resolve their differences. Such mediator shall be selected by mutual agreement of the parties. The parties shall participate in the mediation proceeding in good faith with the intention to settle. The mediation shall be conducted pursuant to the rules generally used by the mediator in the mediator's practice, which rules may be modified or amended with the written consent of the parties. No later than three business days prior to the mediation, each party shall deliver to the mediator all information reasonably required for the mediator to understand the Dispute and the issues presented. The mediation shall be determined upon the first to occur of the following: (i) by the execution of a settlement agreement resolving the Dispute by the parties; (ii) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or (iii) after the completion of two full days of mediation effect that mediation proceedings are terminated. No party shall sue any other party hereto in connection with any Dispute, except for enforcement of the negotiation and mediation process set forth herein, and the arbitration provisions set forth in Section 6.11 hereof shall not be applicable, in each case, prior to termination of the Negotiation Period and of the mediation as provided above.

        6.11 Arbitration. Except as otherwise set forth herein, following termination of the Negotiation Period and of the mediation as provided under
Section 6.10 hereof, any Dispute shall at the request of any party hereto be determined by binding arbitration. The arbitration shall be conducted in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial Disputes of J.A.M.S./Indispute of any successor thereof ("J.A.M.S."). The arbitrator shall give effect to applicable statutes of limitations. No party shall be entitled to punitive or consequential damages in respect of any Dispute relating solely to this Agreement. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to binding arbitration if any other party contests such action for judicial relief. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and legal counsel.

        6.12 Certain Definitions.

        As used in this Agreement, the following terms shall have the meanings as set forth below:

        "Affiliate" of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, Purchaser shall not be deemed an Affiliate of Bank of America

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" shall mean trademarks and service marks (registered or unregistered), trade names, designs, and general intangibles of like nature, and all goodwill relating to the foregoing; patents and copyrights (registered and unregistered) and all applications for the foregoing; computer software, databases, source codes, object codes, works of authorship, trade secrets, know-how, customer lists, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies; and confidential data or information related to the foregoing.

        "Material Adverse Change" shall mean a change which results in a Material Adverse Effect.

        "Material Adverse Effect" shall have the following meaning:

                (a) with respect to Purchaser, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Purchaser, (B) an effect which would materially impair Purchaser's ability timely to consummate the transactions contemplated hereby or (C) any event, circumstance or condition affecting Purchaser which would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

                (b) with respect to EVRI, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of EVRI or (B) any event, circumstance or condition affecting EVRI which would prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

                (c) with respect to the Stockholders, the term "Material Adverse Effect" shall mean (A) an effect which would materially impair such Stockholder's ability timely to consummate the transactions contemplated hereby or (B) any event, circumstance or condition affecting such Stockholder which would prevent or materially delay the consummation of the transactions contemplated by this Agreement

        "Online Auto Finance Business" means the business of owning and operating an Internet site to provide interest rate information or to receive and accept credit applications submitted in connection with consumer direct financing, refinancing or leasing of automobiles.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization.

        "Purchaser's SEC Filings" shall mean Purchaser's registration statement on Form S-1, which became effective June 28, 1999, including Part II and the list of exhibits thereto (copies of which exhibits are available to Stockholders upon request to Purchaser's Chief Financial Officer) and Purchaser's report on Form 10-Q for the quarter ended June 30, 1999.

        "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (Signature Page to Agreement and Plan of Reorganization)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

                                    E-LOAN, INC.


                                    By:/s/ CHRIS LARSEN
                                      --------------------------------
                                    Name: Chris Larsen
                                    Title: CEO

                                    BANC OF AMERICA AUTO FINANCE CORP.

                                    By:/s/ PATRICK S. DORAN
                                      --------------------------------
                                    Name: Patrick S. Doran
                                    Title: President

                                    TITAN LTD.

                                    By:/s/ ROBIN H. COTTERELL
                                      --------------------------------
                                    Name:  Robin H. Cotterell
                                    Title: Managing Director

                                    /s/ ROBERT F. FERBER
                                    ----------------------------------
                                    Robert F. Ferber

                                    /s/ GREGORY BALFANZ
                                    ----------------------------------
                                    Gregory Balfanz

                                    /s/ SHAWN MARCEL
                                    ----------------------------------
                                    Shawn Marcel


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